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Exhibit 23.01



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                         CONSENT OF INDEPENDENT AUDITORS

The Board of Directors
Macromedia, Inc. and Subsidiaries

We consent to the use of our report included herein in the registration statements (Nos. 33-74202, 33-84208, 33-89092, 33-96188 and 333-3406) on Form
S-8 and the registration statement (No. 333-3404) on Form S-3 of Macromedia, Inc. and subsidiaries.

As indicated in our report, we did not audit the financial statements of Altsys Corporation, a company acquired by Macromedia, Inc. in a business combination accounted for as a pooling of interests, for the nine months ended September 30, 1994. Those statements were audited by other auditors whose report has been furnished to us, and our opinion, insofar as it relates to the amounts included for Altsys Corporation for such period, is based solely on the report of the other auditors.

KPMG Peat Marwick LLP


Palo Alto, California
June 25, 1997


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